News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Announces Management Change

ST. LOUIS, MO, — March 27, 2007 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that Bill Leonard, President of Refractive Services, will be leaving the Company effective immediately. The refractive strategy will continue to be driven by six field vice presidents, reporting in the interim into Jim Wachtman, President and CEO.

“We are grateful to Bill for over 11 years of service and leadership with TLC Vision Corporation,” said Jim Wachtman. “Bill was instrumental in developing a solid refractive platform that the team will continue to build upon. Through the coordinated efforts of the refractive group, we are experiencing strong consumer response to our marketing initiatives, and above projected industry procedure volume growth rates in the first quarter. As the Company evolves to a more marketing-driven organization, we will align our management resources to successfully drive both the short-term and longer-term strategies of TLCVision.”

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.